Our File No.	30310/0001 CW1048985.1

January 31, 2007

BY FAX

Enterra Systems, Inc.

11 - 1583 Pemberton Ave.

North Vancouver B.C. V7P 2S4

Attention:	Mr. Richard Eppich, President

Dear Sirs:

Re: Enterra Systems Inc. - Registration Statement on Form SB-2/A filed January 31, 2007

                              We have acted as counsel to Enterra Systems Inc. (the "Company"), a British Columbia corporation, in connection with the preparation of a registration statement on Form SB-2/A (the "Registration Statement") through which up to 16,508,599 shares of the Company's common stock (the "Registered Shares"), are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on January 31, 2007.

In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)          Certificate of Incorporation;

(b)          Notice of Articles of the Company;

(c)          Articles of the Company;

(d)          Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(e)          The Registration Statement; and

(f)           The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com

Some lawyers at Clark Wilson LLP practice through law corporations.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are, or will be when issued upon conversion of the credit facility or exercise of the Warrants in accordance with the respective terms of those instruments, including payment, duly and validly issued, fully paid and non-assessable.

We are solicitors qualified to opine upon the Federal securities laws of the United States and the General Corporation law of Canada and the Province of British Columbia.

This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the British Columbia and Canadian General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:	United States Securities and Exchange Commission

CW1048985.1